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                                                                     EXHIBIT 5-b

                                February 3, 1998

BellSouth Corporation
1155 Peachtree Street, N.E.
Atlanta, Georgia 30309-3610

BellSouth Capital Funding Corporation
1155 Peachtree Street, N.E.
Atlanta, Georgia 30309-3610

Gentlemen:

     We have acted as special tax counsel to you in connection with the Registration Statement (the "Registration Statement") proposed to be filed by you on or about the date hereof with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of $500,000,000 of debt securities (the "Securities") of the Company for offering on a continuous or delayed basis and which are entitled to the benefits of a Support Agreement dated October 15, 1987, as amended as of August 1, 1992, between BellSouth and the Company. The Securities will be issued under an indenture dated as of August 1, 1992 among the Company, BellSouth and The Bank of New York, as successor to Wachovia Bank of Georgia, N.A., as Trustee. You have asked that we, acting in such capacity, render an opinion to you concerning the discussion of certain United States federal income tax consequences of the ownership of the Securities as set forth under the heading "TAXATION" in the form of Prospectus Supplement filed as Exhibit 99 to the Registration Statement (the "Form of Prospectus Supplement").

     In rendering the opinion expressed herein, we have examined only the Form of Prospectus Supplement. We have assumed, with your consent, that all photocopies or facsimiles of the Form of Prospectus Supplement submitted to us faithfully reproduce the original thereof, and that all statements set forth in the Form of Prospectus Supplement are accurate.

     Based upon the foregoing, it is our opinion that the discussion set forth under the heading "TAXATION" in the Form of Prospectus Supplement is an accurate summary of the principal United States federal income tax consequences of the ownership of the Securities by United States persons.

     Our opinion and the discussion set forth in the Form of Prospectus Supplement are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Our opinion cannot be relied upon if any of the facts stated in the Form of Prospectus Supplement are inaccurate. This opinion is expressed as of the date hereof, and we do not undertake to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) that cause any information, document or facts referred to herein to be untrue or incorrect. Finally, our opinion is limited to the tax matters specifically discussed under the heading "TAXATION" in the Form of Prospectus Supplement, and we have not been asked to address, nor have we addressed, any other tax consequences relating to the Securities.

     We understand that this opinion letter will be filed with the Securities and Exchange Commission as an exhibit to the Registration Statement of which the Form of Prospectus Supplement is an exhibit thereto. We further understand that reference will be made to the opinion expressed herein and to our firm's name under the heading "TAXATION" in the Form of Prospectus Supplement. We hereby consent to such use of our opinion and firm name.

                                          Very truly yours,

                                          /s/ DAVIS POLK & WARDWELL
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